Exhibit 10.12

THIS AGREEMENT is made this 17th day of March, 2005

BETWEEN:-

(1)	SOCIEDADE DE TURISMO E DIVERSÕES DE MACAU, SARL, a company incorporated in Macau, having its head office at Avenida de Lisboa, 2nd Floor, New Wing, Hotel Lisboa, Parish of Sé, Macau (“STDM”);

(2)	MELCO INTERNATIONAL DEVELOPMENT LIMITED, a company incorporated in Hong Kong, having its registered office at 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (“Melco”);

(3)	MELCO ENTERTAINMENT LIMITED, a company incorporated in Cayman Islands, having its registered office at the offices of Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (“Melco Entertainment”).

WHEREAS:-

(A)	By an Agreement dated 8th September, 2004 entered into between STDM and Melco (“the First Sale Agreement”), the parties thereto agreed to form a joint venture company in connection with the development of a six star hotel with a casino and an electronic gaming machine lounge on a parcel of land having an area of 5,230 square meters and marked as “Phase 4 (BT17)” in the plan annexed to a contract dated 8th September, 2004 entered into between Nova Taipa — Urbanizações, Limitada and STDM (“Phase 4”), which area forms part of the land described with the Land Registry Office of Macau under the n° 21407, folio 125 of the Book B49. Subsequent to the First Sale Agreement, a Macau company known as Great Wonders, Investments, Limited (“Great Wonders”) has been formed as the said joint venture company.

(B)	Pursuant to the First Sale Agreement, STDM has sold and Melco has purchased 50% of STDM’s shareholding in Great Wonders on the terms and subject to the conditions therein mentioned.

(C)	Pursuant to another Agreement dated 11th November, 2004 entered into between STDM and Melco (“the Second Sale Agreement”), STDM has sold and Melco has purchased 20% of STDM’s shareholding in Great Wonders on the terms and subject to the conditions therein mentioned.

(D)	Pursuant to a First Supplemental Agreement of Joint Venture dated 8th February 2005 entered into between STDM, Melco and Melco Entertainment (“First Supplemental Agreement of Joint Venture”), Melco has caused Melco Entertainment to take its place under the First Sale Agreement and the Second Sale Agreement such that:

(i)	Melco Entertainment now holds 70% shareholding in Great Wonders in place of Melco; and

(ii)	STDM and Melco Entertainment agree to observe and be bound by all terms and conditions of the First Sale Agreement and the Second Sale Agreement which have not been performed and fulfilled as if Melco was replaced by Melco Entertainment as a party thereof.

(E)	STDM and Melco have agreed for the sale and purchase of STDM’s remaining 30% shareholding in Great Wonders on the terms and conditions hereinafter contained.

(F)	Melco Entertainment is a subsidiary of Melco.

NOW IT IS AGREED as follows:-

1.	As soon as practicable and in any event not later than 21 days after the fulfilment of the condition precedent mentioned in Clause 5 hereof, STDM shall sell to Melco, and Melco shall buy from STDM, STDM’s remaining 30% shareholding in Great Wonders at a price of HK$400,000,000 (Hong Kong dollars four hundred million) (“the Transfer Price”).

2.	(a) If the Concession of Phase 4 has been granted to Great Wonders by the time the sale and purchase of shareholding is due to complete under Clause 1 hereof, Melco shall settle the Transfer Price on completion of the sale and purchase under Clause 1 as follows:

(i)	Melco shall pay a sum of HK$200,000,000 in cash to STDM;

(ii)	Melco shall issue to STDM such number of its shares as is equal to the product of the division of the amount of HK$200,000,000 by the closing trade price of its shares on the day this Agreement is signed between the parties.

(b) If the Concession of Phase 4 has not been granted to Great Wonders by the time the sale and purchase of shareholding is due to complete under Clause 1 hereof, Melco shall settle the Transfer Price as follows:

(i)	Melco shall pay a sum of HK$200,000,000 in cash to STDM on completion of the sale and purchase under Clause 1;

(ii)	Melco shall issue to STDM such number of its shares as is equal to the product of the division of the amount of HK$200,000,000 by the closing trade price of its shares on the day this Agreement is signed between the parties, on the date on which the Concession of Phase 4 is granted to Great Wonders.

3.	If the Concession of Phase 4 is not granted to Great Wonders on or before 1st September 2005, Melco shall have the right to re-sell STDM’s 30% shareholding in Great Wonders to STDM. In such an event, STDM shall be obliged to re-purchase and retake the said shareholding from Melco, and

(a)	STDM shall, upon receiving 7 days’ notice from Melco requiring it to do so, repay the sum of HK$200,000,000 (which shall be treated as the price for the resale and repurchase) to Melco;

(b)	Melco’s obligation to issue shares to STDM under Clause 2(b)(ii) shall cease and terminate immediately.

4. (a)	STDM, Melco and Melco Entertainment agree that, upon completion of the sale and purchase of the shareholding between STDM and Melco under Clauses 1 and 2 hereof, STDM shall cease to have any interest in Great Wonders, and the joint venture established between STDM and Melco/Melco Entertainment pursuant to the First Sale Agreement and the Second Sale Agreement, as amended and supplemented by the First Supplemental Agreement of Joint Venture, shall terminate and cease to have further force and effect between STDM and Melco/Melco Entertainment. Accordingly, Clause 3 of the Second Sale Agreement shall cease to have further force and effect between STDM, Melco and Melco Entertainment Notwithstanding anything herein contained in this sub-clause (a), the foregoing provisions shall not affect the rights and liabilities of STDM and Melco/Melco Entertainment that have accrued before completion of the said sale and purchase.

(b)	Upon such completion,. STDM shall cause the directors of Great Wonders appointed by it to resign as directors of Great Wonders.

5. (a)	STDM and Melco acknowledge that the transaction outlined in Clauses 1 and 2 hereof (“the Transaction”) is a connected and notifiable transaction of Melco for the purposes of the Main Board Listing Rules of Hong Kong Stock Exchange. STDM and Melco expressly agree that this Agreement and the Transaction are subject to the condition precedent (“the Condition Precedent”) that all required shareholder approvals and authorizations in respect of Melco, pursuant to the said Listing Rules, necessary in connection with the Transaction are obtained before 30th June, 2005 (“the Condition Precedent Fulfilment Date”).

(b)	If the Condition Precedent is not fulfilled on or before the Condition Precedent Fulfilment Date, then, unless STDM and Melco otherwise agree, STDM may, by notice to Melco and Melco Entertainment, terminate this Agreement and the obligations of the parties hereunder. In such an event, the provisions of this Agreement shall forthwith terminate and cease to have effect, and no party shall have further liability under this Agreement, provided that such termination shall be without prejudice to the rights of the parties in respect of any antecedent breach caused by any party before such termination.

6. (a)	The parties acknowledge and declare that the sale and purchase of shareholding provided under Clauses 1 and 2 hereof shall be between STDM and Melco and not STDM and Melco Entertainment.

(b)	The parties agree to do all acts, and things (including, without limitation, making and submitting all requests, applications, drawings and surrenders) and execute and deliver all forms, applications, plans, proposals, agreements, documents and deeds that are or may be necessary to carry out and effect the foregoing provisions of this Agreement.

7. (a)	STDM represents and warrants to Melco as follows:

(i)	that it is the legal and beneficial owner of the 3,000 shares in Great Wonders registered in its name and that such shares are free from all charges, liens, encumbrances and other security or third party rights and interests;

(ii)	that Great Wonders has not carried on any business or activity except applying for the Concession of Phase 4 or in connection with the development of Phase 4 (“the said purposes”);

(iii)	that it has not entered into any contract, commitment, liability or obligation whatsoever except for or in connection with the said purposes.

(b) STDM agrees to indemnify Melco against all losses, costs, expenses, claims, damages and liabilities which Melco incurs, pays or suffers by reason of the fact that any of the representations or warranties mentioned in paragraph (a) of this clause is false, misleading or incorrect.

8.	This Agreement shall be governed by Macau laws and the parties submit to the non-exclusive jurisdiction of Macau Courts.

IN WITNESS whereof the parties have executed this Agreement on the day and year first above written.

/s/	[Company Chop]
SIGNED for and on behalf of
Sociedade de Turismo e Diversões de Macau, SARL by Dr. Stanley Ho
/s/
SIGNED for and on behalf of Melco International Development Limited by Mr. Lawrence Ho
/s/
SIGNED for and on behalf of Melco Entertainment Limited by Mr. Lawrence Ho

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